Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of ARM Holdings plc of our report dated March 10, 2004 relating to the financial statements of ARM Holdings plc, which appears in ARM Holdings plc Annual Report on Form 20-F for the year ended December 31, 2003. We also consent to the references to us under the heading “Selected Financial Data” in such Annual Report on Form 20-F and under the heading “Experts” in this Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Cambridge, United Kingdom

September 23, 2004